                                                                   EXHIBIT 10.37

                         [LETTERHEAD OF CHATCOM, INC.]

November 5, 1997

Mr. Gordon Almquist
19331 Vintage Street
Northridge, California 91324

Dear Mr. Almquist:

On behalf of my colleagues and associates, I am pleased to extend this offer of employment to you for the position of Vice President and Chief Financial Officer of ChatCom, Inc. The terms and conditions of this employment offer are set forth below:

Start Date:       November 14, 1997 or as soon as practicable thereafter, to be
----------        mutually agreed upon.


Base Salary:      $130,000.00 per annum, paid at a rate of $5,000.00 bi-weekly.
-----------       Your salary will be reviewed annually according to standard corporate practice. This is an exempt level position.


Discretionary     You will be eligible for receipt of an annual bonus of up to
-------------     25% of your base salary based on company and individual
Bonus Program:    performance, the precise level of which will be recommended by
-------------     the CEO and subject to the approval of the Board of Directors.


Stock Options:    You will receive an initial option grant of 125,000 options
-------------     with the strike price to be the average closing price of the stock the 10 days prior to your employment commencement. These options will vest over a 36 month period in three 1/3 increments, the first third vesting 1 year from your employment commencement. Complete details of the vesting plan and related information are included in the options agreement which is attached.


Auto Allowance:   You will receive an auto allowance of $500 per month.
--------------


Cellular:         The company will provide you with a cellular telephone and
--------          pager and will reimburse all business related wireless
                  communication expenses.

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Gordon Almquist
November 5, 1997
Page Two

Vacation:           You will accrue vacation at the rate of 4 weeks per year.
--------

Benefits:           You will participate in our fringe benefit programs on the
--------
                    same basis as other eligible officers of the company. The details of our benefits program are attached.

If you are in agreement with the terms and conditions described in this letter, please sign the enclosed copy and return to the Davis M. Lewis Company by fax at 818-595-3234 no later than November 10, 1997, and the original to me by mail.

Gordon, I am extremely pleased to have you joining me and helping this organization fulfill its potential. We expect you to play a pivotal role in managing the organization toward a successful 1998 and beyond.

Welcome aboard.

Sincerely,
/s/ James B. Mariner
James B. Mariner
President/CEO

I accept this offer of employment and the terms set forth in this letter.

Date: 11/7/97                      /s/ Gordon Almquist
      -------                      -------------------
                                   Gordon Almquist

                                 ChatCom, Inc.